Exhibit 10.1

DTLL

March 15, 2006

Board of Directors
GRAND SIERRA RESORTS
3468 Rice Street
Vadnais Heights MN 55126

RE: Proposed Transaction

Dear Members of the Board,

This letter is to outline our intentions to enter into Share Exchange Agreements (“Agreements”) with Grand Sierra Resorts (“GSR”) shareholders as follows:

(1)
Pursuant to the terms and conditions of the Agreement, the holders of common shares will exchange $1.25 per share of GSR common stock in exchange for newly authorized DTLL Series A GSR Preferred as per the attached term sheet.

(2)
DTLL is highly confident that it has secured debt and equity financing of at least $135,000,000 to close the transaction to purchase the Reno Hilton from Harrah’s Entertainment on or before April 7, 2006.

(3)	DTLL is highly confident that it has up to $2,600,000 available in a bridge loan to pay for working capital requirements until closing of the transaction.

(4)	DTLL will enter into two year management contracts with the designated management team to implement the agreed upon business plan.

We look forward to working with the company to close this transaction and agree to keep this offer open until 5 pm EST on Friday March 17, 2006.

Sincerely,

Dual Cooper
President

Destination Travel Leisure International
1650 West 82nd Street, Suite 1200, Bloomington, MN 55431

TERM SHEET

This Term Sheet summarizes the principal terms of the purchase by DTLL, Inc., a Minnesota corporation (the “Company”) of up to one hundred percent (100%) of the common stock of Grand Sierra Resort Corp., a Nevada corporation (“GSRC”). Any purchase of GSRC’s common stock shall be made only pursuant to a mutually acceptable share exchange agreement and related documentation executed by the Company, GSRC and the selling shareholders. It is expressly understood that no liability or obligation of any nature whatsoever is intended to be created by this Term Sheet between the parties signing below, except as otherwise indicated herein. The Company reserves the right in its sole discretion to accept or reject this transaction. This Term Sheet does evidence the good faith intention of the parties signing below to proceed with the proposed transaction on the conditions and terms described herein, subject to customary conditions, due diligence, legal review and documentation that is satisfactory to the parties.

NON-BINDING PROVISIONS

Issuer:	DTLL, Inc.
Securities to be Issued by the Company:	The Company will issue one share of its Series A Preferred Equity Redeemable Convertible Stock, (“Series A Preferred”) for every sixteen (16) shares of GSRC’s common stock which are exchanged.
Minimum/Maximum Offering:
The minimum number of shares of common stock of GSRC that the Company will purchase is fifty-one percent (51%) of its issued and outstanding shares. In the event that less than fifty-one percent (51%) of the shareholders of GSRC elect to exchange their shares for the Series A Preferred, then the Company will not issue any Series A Preferred and this offering shall terminate. The maximum number of shares that the Company will purchase is one hundred percent (100%) of the issued and outstanding shares of common stock of GSRC. The Company reserves the right to lower the minimum percentage in its sole discretion.

Closing:	The closing (the “Closing”) shall occur on or before April 6, 2006 and at such time and place as is mutually agreed upon by the parties.
Dividends:	The Series A Preferred will carry a 7% cumulative dividend compounded annually, payable in cash or in kind, at the Company’s option.
Liquidation Preference:
Upon liquidation, the holders of the Series A Preferred shall be entitled to receive, in preference to holders of other classes of common stock, $50 per share plus accrued dividends. Thereafter, any proceeds available for distribution will be distributed pro rata to holders of common stock.

Voting Rights:
The holders of Series A Preferred shares shall be entitled to one vote per share in all matters upon which shareholders of the Company are entitled to vote. The Series A Preferred shareholders shall have the right to appoint three (3) of the seven (7) directors of the Company.

Optional Conversion:
The Series A Preferred shall be convertible 1:1 to common stock of the Company at any time at option of holder, subject to adjustments for stock dividends, splits, combinations and similar events. The conversion price shall be based on the average of the price of the Company's stock in the 10 consecutive trading days immediately preceding the date that the conversion notice is given by the holder.

Mandatory conversion:
The Company will have the ability to cause the Series A Preferred holders to convert their stock into common stock if (i) a registration statement is effective and available for use by the holders of the Series A Preferred on the date the conversion notice is given by the Company, and (ii) the closing price of the common stock exceeded 125% of the conversion price subject to adjustment based on the average price of the Company's stock in the 10 consecutive trading days immediately preceding the date that the conversion notice is given by the Company.

Redemption Rights:
The Series A Preferred shall be redeemable from funds legally available for distribution at the option of holders of at least 51% of the Series A Preferred commencing any time after the third anniversary of the Closing at a price of $30 per share of Series A Preferred, subject to adjustments. Upon such a redemption request, the shares of the holders of the Series A Preferred shares that requested such a redemption shall be redeemed.

Undertaking to Register the Shares:
The Company shall undertake and agree to use its best efforts to: (i) file, as soon as practicable the Closing, a registration statement with the SEC in order to register the shares of Common Stock issuable the upon the conversion of the Series A Preferred shares; and (ii) to cause such registration statement to become effective.

Representations and Warranties:	Standard representations and warranties by the Company, GSRC and the shareholders of GSRC shall be contained in the share exchange agreement and related transaction documents.
Mandatory Redemption Fund:
Within a reasonable time period after the Closing, the Company shall fund a mandatory redemption fund pursuant to which the Company shall pay the Series A Preferred shareholders a fixed price per share which shall increase on each anniversary of the Closing.

No Partnership:	Nothing contained herein will be deemed to or construed by the parties hereto or by any third person to create the relationship of principal and agent or partnership or joint venture.

Term and Termination:
Unless extended by mutual agreement in writing of the parties, or earlier terminated by mutual agreement in writing of the parties, the term of this Term Sheet shall be from the date hereof until the earliest of: (i) ten days after written notice given by the Company, GSRC or fifty percent (50%) or more of the shareholders of GSRC; (ii) twenty-one (21) days from the date of this letter; or (iii) the date of execution by the parties of a definitive Securities Purchase Agreement (the “Term”). Upon any termination or expiration of this Term Sheet, none of the Company, GSRC, the shareholders of GSRC or their affiliates shall have any obligation or liability to any other party under this Term Sheet, except with respect to breaches that occurred during the Term. Notwithstanding the foregoing, the provisions contained under the heading “Exclusivity” and "No Trading DTLL Shares" shall survive any termination of this Term Sheet.

BINDING PROVISIONS
Exclusivity:
Without the prior approval of the Company, for a period of twenty-one (21) days from the date set forth below neither GSRC nor any of GSRC's shareholders, directors, principals, officers, employees, agents or representatives will solicit, knowingly encourage or entertain proposals from or enter into discussions or continue negotiations or discussions with or furnish any nonpublic information to any other person or entity regarding the possible sale of some or all of GSRC's stock, including and without limitation, the fact that such discussions are taking place and the status thereof and the terms and conditions of any transaction under consideration, other than as required by law. If this exclusivity agreement is breached, in addition to any other compensation for damages, GSRC and/or its shareholders, jointly and severally, shall promptly upon demand pay to the Company an amount equal to all expenses incurred by the Company in connection with this proposed transaction, including the expenses of their agents, advisors, bankers, investment partners, attorneys, accountants and other representatives. For purposes of clarification, GSRC and its shareholders during the period outlined above, shall deal exclusively with the Company concerning the sale of the shares of common stock of GSRC and discontinue any discussions with respect to any previously received third party proposals with respect to the sale of such shares.

No Trading DTLL Shares:
GSRC and each GSRC shareholder hereby acknowledge that they are in receipt of “inside information” as such term is defined by applicable securities laws and agree that they will not, individually or collectively, buy, sell or trade any shares of DTLL during the Term.

[SIGNATURES ARE ON THE FOLLOWING PAGE]

Agreed and accepted this ___ day of March, 2006 Grand Sierra Resort Corp., a Nevada corporation By: ____________________ Its:____________________	Agreed and accepted this ___ day of March, 2006 DTLL, Inc., a Minnesota corporation By: ______________________ Its:_______________________

Shareholders of Grand Sierra Resort Corp.,
a Nevada corporation

By:_________________________________
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